                                                                     EXHIBIT 11

                                GRANCARE, INC.

                      COMPUTATION OF NET INCOME PER SHARE
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1996    1995       1994
                                                     ------- -------    -------
Primary
  Average shares outstanding........................  23,350  23,170     21,294
  Net effect of conversion of stock options (1).....     560     317        695
  Net effect of conversion of warrants (1)..........     174     307        642
                                                     ------- -------    -------
    Total...........................................  24,084  23,794     22,631
                                                     ======= =======    =======
  Net Income........................................ $32,720 $20,564    $24,290
                                                     ======= =======    =======
  Net income per common share....................... $  1.36 $  0.86    $  1.07
                                                     ======= =======    =======
Fully diluted
  Average shares outstanding........................  23,351  23,170     21,294
  Net effect of conversion of stock options (1).....     666     380        695
  Net effect of conversion of warrants (1)..........     180     369        642
  Net effect of conversion of convertible securities
   (2)..............................................   2,330     -- (3)   2,335
                                                     ------- -------    -------
    Total...........................................  26,527  23,919     24,966
                                                     ======= =======    =======
Net Income.......................................... $32,720 $20,564    $24,290
Interest on convertible securities--net of tax......   2,559     -- (3)   2,496
                                                     ------- -------    -------
                                                     $35,279 $20,564    $26,786
                                                     ======= =======    =======
  Net income per common share....................... $  1.33 $  0.86    $  1.07
                                                     ======= =======    =======

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(1) Computed using the treasury stock method.
(2) Computed using the "if-converted" method.
(3) The effect of convertible securities for 1995 is anti-dilutive and, therefore, is not included in the fully diluted earnings per share calculation.

NOTE: All of the above calculations give retroactive effect to the merger with Evergreen Healthcare, Inc. as described in Note 1 in the Consolidated Financial Statements.